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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                             UROHEALTH SYSTEMS, INC.

      1. The name of the Corporation is UROHEALTH SYSTEMS, Inc.

      2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      3. The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      4. The total number of shares of all classes of stock which the Corporation is authorized to issue is Fifty-five Million (55,000,000) shares, consisting of Fifty Million (50,000,000) shares of Common Stock with a par value of one-tenth of one cent ($0.001) per share and Five Million (5,000,000) shares of Preferred Stock with a par value of one-tenth of one cent ($0.001) per share. The Preferred Stock may be issued in one or more series, and the Board of Directors of the Corporation is expressly authorized (i) to fix the designations, powers, preferences, rights, including voting rights, qualifications, limitations and restrictions with respect to any series of Preferred Stock and (ii) to specify the number of shares of any series of Preferred Stock.

      250,000 shares of Preferred Stock has been fixed and designated as Series A Junior Participating Preferred Stock and 100,000 shares of Preferred Stock has been fixed and designated as Series B Exchangeable Convertible Preferred Stock with the express terms and provisions of those series of preferred stock being as follows:

      The Series A Junior Participating Preferred Stock has the following rights, powers, preferences, qualifications, limitations and restrictions:

1. Designation and Amount.

      The shares of such series shall be designated as "Series A Junior Participating Preferred Stock, $.001 par value" (hereinafter referred to as the "Series A Junior Participating Preference Shares"), and the number of shares constituting such series shall be 250,000.

2. Dividends and Distributions.

      (A) Subject to the superior rights of the holders of any series of preferred shares ranking superior to the, Series A Junior Participating Preference Shares with respect to dividends, the holders of Series A Junior Participating Preference Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Series A Junior Participating Preference Share, or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $5.00 U.S. Dollars or
(b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by


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reclassification or otherwise), declared on the Common Stock of the Corporation
(the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any shares of Series A Junior Participating Preference Share, or fraction thereof. In the event the Corporation shall at any time following June 30, 1993 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series A Junior Participating Preference Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

      (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preference Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5.00 U.S. Dollars per share on the Series A Junior Participating Preference Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

      (C) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preference Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Series Junior Participating Preference Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Junior Participating Preference Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Participating Preference Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Junior Participating Preference Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3. Voting Rights

      The holders of Series A Junior Participating Preference Shares shall have the following voting rights:

      (A) Subject to the provision for adjustment hereinafter set forth, each Series A Junior Participating Preference Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time following June 30, 1993 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Junior Participating Preference Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

      (B) Except as otherwise provided herein or by law, the holders of Series A Junior Participating Preference Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.


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      (C) (i) If at any time dividends on any Series A Junior Participating
Preference Shares shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Series A Junior Participating Preference Shares then outstanding shall have been declared and paid or set apart for payment. During each default period, the holders of preferred shares, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

            (ii) During any default period, such voting right of the holders of preferred shares may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of preferred shares, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of preferred shares outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Shares shall not affect the exercise by the holders of preferred shares of such voting right. At any meeting at which the holders of preferred shares shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the preferred shares shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the preferred shares shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of preferred shares as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preference Shares.

            (iii) Unless the holders of preferred shares shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of preferred shares outstanding, irrespective of series, may request, the calling of a special meeting of the holders of preferred shares, which meeting shall thereupon be called by the President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of preferred shares are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of preferred shares by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. In default of the calling of such meeting within 45 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of preferred shares outstanding. Notwithstanding the provisions of this paragraph (C)(iii) , no such special meeting shall be called during the period within 30 days immediately preceding the date fixed for the next annual meeting of the shareholders.

            (iv) In any default period the holders of Common Shares, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of preferred shares shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of preferred shares shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph
(C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of shares which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

            (v) Immediately upon the expiration of a default period, (x) the right of the holders of preferred shares as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of preferred shares as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the articles of incorporation or bylaws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this


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Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the articles of incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

      (D) Except as set forth herein, holders of Series A Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

4. Certain Restrictions.

      (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preference Shares as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior Participating Preference Shares outstanding shall have been paid in full, the Corporation shall not:

            (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preference Shares;

            (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preference Shares, except dividends paid ratably on the Series A Junior Participating Preference Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which-the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preference Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preference Shares; or

            (iv) purchase or otherwise acquire for consideration any Series A Junior Participating Preference Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any of the Corporation's shares unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Liquidation, Dissolution or Winding Up.

      (A) Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preference Shares unless, prior thereto, the holders of , Series A Junior Participating Preference Shares shall have received $20,000 U.S. Dollars per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Junior Participating Preference Shares unless,


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prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with, respect to the Common Shares) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Junior Participating Preference Shares and Common Shares, respectively, holders of Series A Junior Participating Preference Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to one with respect to such Series A Junior Participating Preference Shares and Common Shares, on a per share basis, respectively.

      (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred shares, if any, which rank on a parity with the Series A Junior Participating Preference Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

      (C) In the event the Corporation shall at any time following June 30, 1993
(i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

6. Consolidation, Merger, etc.

      In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Junior Participating Preference Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind) , as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time following June 30, 1993 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Junior Participating Preference Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

7. Redemption.

      The Series A Junior Participating Preference Shares may be called for redemption by the Corporation, at its option, by vote of the Board of Directors, in whole but not in part, at any time, by paying therefor in cash an amount equal to $20,000 U.S. Dollars per share, plus accrued and unpaid dividends to the date fixed for redemption.

8. Ranking.

      The Series A Junior Participating Preference Shares shall rank junior to all other series of the Corporation's preferred shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.


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9. Amendment.

      So long as any Series A Junior Participating Preference Shares are outstanding, the Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preference Shares so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding Series A Junior Participating Preference Shares, voting separately as a class.

10. Fractional Shares.

      Series A Junior Participating Preference Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preference Shares.

      The Series B Exchangeable Convertible Preferred Stock (the "Series B Exchangeable Convertible Preference Shares") has the following rights, powers, preferences, qualifications, limitations and restrictions:

1. Voting Rights.

      (A) So long as the Board of Directors consists of nine (9) or fewer members, the holders of the Series B Exchangeable Convertible Preference Shares, voting separately as a class (to the exclusion of any other series or class of preferred or common equity), shall be entitled to elect two (2) members of the Board of Directors. In the event the size of the Board of Directors is increased to a number greater than nine (9), the holders of the Series B Exchangeable Convertible Preference Shares shall, in addition to their right to elect two (2) members of the Board of Directors, be entitled to elect such number of additional directors equal to fifty-percent (50%) of the number of members of the Board of Directors in excess of nine (9). In all such elections, each holder of Series B Exchangeable Convertible Preference Shares shall be entitled to one
(1) vote in respect of each such share of which he is the registered holder.

      (B) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series B Exchangeable Convertible Preference Shares pursuant to Section 1(A) hereof, the remaining director or directors so elected by the holders of the Series B Exchangeable Convertible Preference Shares may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the Series B Exchangeable Convertible Preference Shares) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series B Exchangeable Convertible Preference Shares or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series B Exchangeable Convertible Preference Shares.

2. Dividends.

      (A) The holders of the Series B Exchangeable Convertible Preference Shares shall be entitled to receive, and the Board of Directors shall declare, subject to applicable law, cumulative cash dividends at a rate per annum (the "Dividend Rate") of $0.4375 per share. Such dividends shall be payable, as and when declared by the Board of Directors out of funds legally available therefor semiannually on June 30 and December 31 (each a "Dividend Payment Date") of each year beginning June 30, 1995 (unless such day is not a business day, in which event on the


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next succeeding business day) to holders of record as they appear on the register for the Series B Exchangeable Convertible Preference Shares (the "Preferred Stock Register") on the December 15, and June 15, as appropriate, immediately preceding such Dividend Payment Date.

      (B) Dividends on the Series B Exchangeable Convertible Preference Shares, if not paid in cash as set forth above, will be paid in additional Series B Exchangeable Convertible Preference Shares (the "Additional Shares") to the extent of legally available funds for all Dividend Payment Dates. To the extent dividends are paid in Additional Shares, such Additional Shares shall be payable at the rate per annum of $0.6250 per share.

      (C) Dividends shall accrue from the date of issuance of the Series B Exchangeable Convertible Preference Shares except that dividends on Additional Shares shall accrue from the date such Additional Shares are issued. Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends. Semiannual dividends which are not paid in full in cash or in Additional Shares will cumulate without interest and, will cumulate as if semiannual dividends had been paid in Additional Shares and such Additional Shares were outstanding on each succeeding Dividend Payment Date until such accumulated semiannual dividends shall have been declared and paid in cash or in Additional Shares (as permitted by the next preceding paragraph) by the Board of Directors of the Corporation. Any such declaration may be for a portion, or all, of the then accumulated dividends. Any accumulated dividends which are not paid will continue to cumulate in the manner described above. To the extent that all or any part of dividends in Additional Shares would result in the issuance of a fractional Additional Share of such series (which shall be determined with respect to the aggregate number of shares of the Series B Exchangeable Convertible Preference Shares held, or deemed to be held, of record by each holder of such series) then such amount shall be paid in cash.

      (D) No dividend or distribution in cash, shares of capital stock or other property shall be paid or declared and set apart for payment on any date or on in respect of the Common Stock, $.001 par value, ("Common Shares") of the Corporation, or on any other series of stock (other than the Series A Junior Participating Preference Shares) issued by the Corporation (collectively, the "Junior Securities") (all such dividends or distributions hereafter referred to as a "Junior Securities Distribution" ), unless, at the same time a dividend or distribution is paid or declared and set apart for payment, as the case may be, on the Series B Exchangeable Convertible Preference Shares payable at the rate as set forth herein and payable on a date no later than the payment date set for such Junior Securities Distribution. In no event may the Corporation make a Junior Securities Distribution or redeem, purchase or otherwise acquire for value any Junior Securities while there are dividends in arrears on the Series B Exchangeable Convertible Preference Shares; provided that the provisions of this paragraph shall not prohibit the payment or declaration and setting aside of a dividend payable in Junior Securities or a redemption, purchase or acquisition of Junior Securities with shares of Junior Securities.

      (E) No dividend or distribution in cash, shares of capital stock, or other property shall be paid or declared and set apart for payment on any date on or in respect of any other class of stock of the Corporation ranking on a parity with the Series B Exchangeable Convertible Preference Shares in payment of dividends or upon dissolution, liquidation or winding up of the Corporation (collectively, "Parity Stock") until dividends payable for all past semiannual dividend periods on all outstanding Series B Exchangeable Convertible Preference Shares have been paid or declared and set apart for payment in full. So long as any Series B Exchangeable Convertible Preference Shares shall remain outstanding, no cash dividends shall be declared or paid or set apart for payment with respect to any Parity Stock, nor shall any shares of any class of Parity Stock be redeemed or purchased by the Corporation or any subsidiary thereof nor shall any monies be paid to or made available for a sinking fund for redemption or purchase of any shares of Parity Stock unless, in each such instance, cash dividends on all outstanding Series B Exchangeable Convertible Preference Shares for the then current semiannual dividend period shall have been paid or set aside for payment.

      (F) No dividend may be paid or declared and set apart for payment on any Series B Exchangeable Convertible Preference Share unless at the same time a ratable dividend in cash or Additional Shares is paid or set apart for payment on all Series B Exchangeable Convertible Preference Shares then outstanding. Each holder of Series B Exchangeable Convertible Preference Shares on the record date for any dividend declared and payable


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thereon shall be entitled to such dividend notwithstanding that any Series B
Exchangeable Convertible Preference Shares held by such holder is redeemed by the Corporation after such record date and before the payment date of such dividend.

3. Redemption at the Option of the Corporation.

      (A) Subject to any requirement of law, the Corporation may, at any time on or after the third anniversary of the issuance of the Series B Exchangeable Convertible Preference Shares (any such date, the "Redemption Date") and from any source of funds legally available therefor, redeem all but not less than all of the then issued and outstanding Series B Exchangeable Convertible Preference Shares upon payment to the holder of each outstanding Series B Exchangeable Convertible Preference Share of $100.00 (the "Redemption Price") for each such share together with all accrued or declared and unpaid dividends. The Corporation shall effect such redemption on the Redemption Date by issuing and delivering, in exchange for each Series B Exchangeable Convertible Preference Share, that number Common Shares (the "Redemption Shares") calculated by dividing the Redemption Price of such Series B Exchangeable Convertible Preference Share plus accrued but unpaid dividends to the Redemption Date by the Market Price of a Common Share as determined in accordance with Section 5(B) below.

      (B) Unless all the holders of the Series B Exchangeable Convertible Preference Shares to be redeemed shall have waived notice of such redemption, the Corporation shall, at least 15 but no more than 30 business days prior to the Redemption Date, provide notice (the "Notice of Redemption") to each holder of record (at the close of business on the business day next preceding the day on which notice is given) at the last address of such holder as it appears on the securities register of the Series B Exchangeable Convertible Preference Shares to be redeemed notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed. On or after the Redemption Date, each holder of Series B Exchangeable Convertible Preference Shares to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, duly endorsed, in the manner and at the place designated in the Notice of Redemption. The Corporation shall, as soon as practicable thereafter, and in any event no later than 10 business days after surrender of the certificate(s) representing the redeemed shares, pay to the registered holder of Series B Exchangeable Convertible Preference Shares being redeemed, the Redemption Price for each such share by issuing and delivering at the office of the Corporation or such other place as may be designated by the Corporation to such holder of Series B Exchangeable Convertible Preference Stock, a certificate or certificates for the number of Redemption Shares to which such shareholder shall be entitled as aforesaid. Such redemption shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Series B Exchangeable Convertible Preference Shares to be redeemed, and the person or persons entitled to receive the Common Shares issuable upon such redemption shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

      (C) From and after the Redemption Date, all rights of the holders of Series B Exchangeable Convertible Preference Shares redeemed shall cease with respect to such shares, unless payment of the Redemption Price for such redeemed shares shall not be made by the Corporation in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Any Series B Exchangeable Convertible Preference Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

      (D) No fractional shares shall be issued upon the redemption of any of the Series B Exchangeable Convertible Preference Shares. All Common Shares (including fractions thereof) issuable upon redemption of more than one Series B Exchangeable Convertible Preference Share by a holder thereof shall be aggregated for purposes of determining whether the redemption would result in the issuance of any fractional share. If, after the aforementioned aggregation, the redemption would result in the issuance of a fraction of a Common Share, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Redemption Date (as determined in good faith by the Board of Directors).

      (E) Any notice required by the provisions of this Section 3 to be given to the holders of Series B Exchangeable Convertible Preference Shares shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

4. Exchange.

      (A) Upon the occurrence of any of the following events, a holder of Series B Exchangeable Convertible Preference Shares shall be entitled at any time to require, subject to applicable law, the Corporation to redeem the whole or any part of the Series B Exchangeable Convertible Preference Shares registered in the name of such holder on the books of the Corporation:

            (i) Failure of the Corporation to pay (a) any amounts due under that certain Convertible Note dated March 15, 1995, by and between the Corporation and FoxMeyer Corporation, or (b) lawfully available dividends on the Series B Exchangeable Convertible Preference Stock, within 10 days of such amounts or dividends coming due;

            (ii) Tangible net worth (tangible assets less all liabilities) of the Corporation falls below $7,500,000;

            (iii) Market capitalization of the Corporation (as calculated by multiplying the Corporation's closing market price on the exchange on which its Common Shares are then listed by the number of outstanding Common Shares) falls below (a) $13,500,000 (prior to the close of the proposed merger of a subsidiary of the Corporation with Dacomed Corporation (the "Dacomed Merger") ) or (b) $18,700,000 (after the close of the Dacomed Merger);

            (iv) Debt for borrowed money (in the amounts reflected in the Corporation's financial statements) to tangible net worth ratio of the Corporation above 1.5:1; and

            (v) Quick ratio (cash plus marketable securities plus receivables (due within 120 days) over current liabilities) of the Corporation below 0.5:1.

      (B) To effect such redemption, the holder of Series B Exchangeable Convertible Preference Shares shall tender to the Corporation at its registered office a request in writing specifying (i) that such holder desires to have all or any number specified therein of the Series B Exchangeable Convertible Preference Shares registered in the name of such holder redeemed by the Corporation and (ii) the business day, which day shall not be less than 30 days after the day on which the request in writing is given to the Corporation, on which the holder desires to have the Corporation redeem such shares (the "Exchange Date"), together with the share certificates representing the Series B Exchangeable Convertible Preference Shares which the registered holder desires to have the Corporation redeem and such other documents and instruments as may be required to effect a transfer under applicable law and the by-laws of the Corporation.

      (C) Upon receipt of such request and share certificates, the Corporation shall, on the Exchange Date, redeem such shares and shall pay or cause to be paid to the order of such holder the Redemption Price of such shares. Payment in respect of Series B Exchangeable Convertible Preference Shares being redeemed shall be made by delivery to the respective holders thereof of Convertible Debt
(i) with a face amount equal to the Redemption Price of all such Series B Exchangeable Convertible Preference Shares redeemed plus accrued but unpaid dividends to the Redemption Date, and (ii) on the same terms (including, without limitation, the covenants and events of default included in that certain Convertible Note Purchase Agreement, dated as of March 15, 1994, by and between the

Corporation and FoxMeyer Corporation) as that certain Convertible Debt evidenced by that certain Davstar Industries Ltd. Convertible Note, dated March 15, 1995, in the amount of $2,000,000. If only a portion of the Series B Exchangeable Convertible Preference Shares represented by any certificates are redeemed, a new certificate for the balance shall be issued by the Corporation.

      (D) From and after the Exchange Date, all rights of the holders of Series B Exchangeable Convertible Preference Shares redeemed shall cease with respect to such shares unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Redemption Price shall not be made, in which case the rights of such holder shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Any Series B Exchangeable Convertible Preference Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

5. Voluntary Conversion.

      (A) Each issued and outstanding Series B Exchangeable Convertible Preference Share shall be convertible, at the option of the holder thereof, at any time on or after the first anniversary of the issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series B Exchangeable Convertible Preference Shares (any such date, the "Conversion Date"), at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable Common Shares as is determined by dividing the Redemption Price of such Series B Exchangeable Convertible Preference Share plus accrued but unpaid dividends to the Redemption Date by the price at which such share may be converted (the "Conversion Price"). The Conversion Price shall be $2.00 initially, and shall be subject to adjustment from time to time in the circumstances and manner set forth in Section 7 below.

      (B) Each issued and outstanding Series B Exchangeable Convertible Preference Share shall also be convertible, at the option of the holder thereof, at any time on or after the third anniversary of the issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series B Exchangeable Convertible Preference Shares (any such date, the "Conversion Date"), at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable Common Shares as is determined by dividing $66.67 per Series B Exchangeable Convertible Preference Share plus accrued but unpaid dividends to the Conversion Date by the price at which such share may be converted (the "Put Conversion Price"). The Put Conversion Price shall be the per share Market Price of the Common Shares on the Conversion Date. For purposes of the above calculation, Market Price of one Common Share shall be determined by the Corporation's Board of Directors in good faith; provided, however, that where there exists a public market for the Common Shares at the time of such conversion, the fair market value per share shall be the average of the closing bid and asked prices of the Common Shares quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Shares or the closing price quoted on the Nasdaq National Market or on any exchange on which the Common Shares are then listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of Market Price.

      (C) Before any holder of Series B Exchangeable Convertible Preference Shares shall be entitled to convert the same into Common Shares, such shareholder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such shareholder elects to convert the same and shall specify the number of Series B Exchangeable Convertible Preference Shares to be converted and shall state therein the name or names in which such shareholder wishes the certificate or certificates of Common Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Exchangeable Convertible Preference Stock, a certificate or certificates for the number of Common Shares to which such shareholder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Series B Exchangeable Convertible Preference Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

      (D) From and after the Conversion Date, all rights of the holders of Series B Exchangeable Convertible Preference Shares converted shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Any Series B Exchangeable Convertible Preference Shares not converted shall remain outstanding and entitled to all the rights and preferences provided herein.

      (E) No fractional shares shall be issued upon the conversion of any of the Series B Exchangeable Convertible Preference Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Series B Exchangeable Convertible Preference Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Share, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors).

6. Liquidation Preference.

      In the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, whether voluntary or involuntary, the holders of the Series B Exchangeable Convertible Preference Shares shall be entitled to receive, subject to applicable law, prior to and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Shares and any other shares ranking junior to the Series B Exchangeable Convertible Preference Shares, an amount equal to the Redemption Price of each share plus all accrued or declared but unpaid dividends thereon. The Series B Exchangeable Convertible Preference Shares and the Series A Junior Participating Preference Shares shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Exchangeable Convertible Preference Shares and the Series A Junior Participating Preference Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Exchangeable Convertible Preference Shares and the Series A Junior Participating Preference Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

7. Adjustments to Redemption Price and Conversion Price.

      (A) For purposes of this Section 7, the following definitions apply:

            (i) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Shares or Convertible Securities (as defined below).

            (ii) "Original Issue Date" shall mean the date on which a Series B Exchangeable Convertible Preference Share was first issued.

            (iii) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Shares and Series B Exchangeable Convertible Preference Shares) or other securities convertible into or exchangeable for Common Shares.

            (iv) "Additional Common Shares" shall mean all Common Shares issued (or, pursuant to Section 7(C), deemed to be issued) by the Corporation after the Original Issue Date, other than Common Shares issued or issuable:

                  (a) upon conversion of Series B Exchangeable Convertible Preference Shares;

                  (b) to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

                  (c) as a dividend or distribution on Series B Exchangeable Convertible Preference Shares; or

                  (d) for which adjustment to the Redemption Price or Conversion Price is made pursuant to Section 7(F).

      (B) Any provision herein to the contrary notwithstanding, no adjustment in the Redemption Price or the Conversion Price for the Series B Exchangeable Convertible Preference Shares shall be made in respect of the issuance of Additional Common Shares unless the consideration per share (determined pursuant to Section 7(E) hereof) for an Additional Common Share issued or deemed to be issued by the Corporation is less than the Market Price of the Common Shares (as defined in Section 5(B) above) on the date of such issue.

      (C) In the event that the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Common Shares are deemed to be issued:

            (i) no further adjustments in the Redemption Price or the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

            (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Redemption Price or the Conversion Price, as the case may be, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Redemption Price or the Conversion Price shall affect the Common Shares previously issued upon conversion or redemption of the Series B Exchangeable Convertible Preference Shares);

            (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Redemption Price or Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                  (a) in the case of Convertible Securities or Options for Common Shares the only Additional Common Shares issued were the Common Shares, if any, actually issued upon the exercise of such

Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                  (b) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Common Shares deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 7(E) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

            (iv) no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Redemption Price or Conversion Price to an amount which exceeds the lower of (a) the Redemption Price or Conversion Price on the original adjustment date, or (b) the Redemption Price or Conversion Price that would have resulted from any issuance of Additional Common Shares between the original adjustment date and such readjustment date;

            (v) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Redemption Price or Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (iii) above.


      (D) In the event that the Corporation, at any time after the Original Issue Date shall issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 7(C)) without consideration or for a consideration per share less than the Market Price of the Common Shares on the date of such issue, then and in such event, the Redemption Price or Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Redemption Price or Conversion Price by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately prior to such issue plus the number of Common Shares which the aggregate consideration received by the Corporation for the total number of Additional Common Shares so issued would purchase at the Market Price, and the denominator of which shall be the number of Common Shares outstanding immediately prior to such issue plus the number of such Additional Common Shares so issued. For the purpose of the above calculation, the number of Common Shares outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all Series B Exchangeable Convertible Preference Shares and all Convertible Securities had been fully converted into Common Shares immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into Common Shares, if so convertible) as of such date, but not including in such calculation any additional Common Shares issuable with respect to shares of Series B Exchangeable Convertible Preference Shares, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Redemption Price or Conversion Price resulting from the issuance of the Additional Common Shares causing the adjustment in question.

      (E) For purposes of this Section 7, the consideration received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

            (i) Such consideration shall:

                  (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding the amounts paid or payable for accrued interest or accrued dividends;

                  (b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                  (c) in the event Additional Common Shares are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors.

            (ii) The consideration per share received by the Corporation for Additional Common Shares deemed to have been issued pursuant to Section 7(C), relating to Options and Convertible Securities shall be determined by dividing:

                  (a) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                  (b) the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such convertible securities.

      (F) In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Shares payable in Common Shares or in any right to acquire Common Shares for no consideration, or shall effect a subdivision of the outstanding Common Shares in a greater number of Common Shares (by stock split, reclassification or otherwise than by a payment of a dividend in Common Shares or in any right to acquire Common Shares), or in the event that the outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise into a lesser number of Common Shares, then the Redemption Price or Conversion Price, as the case may be, in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

      (G) In the event that there shall be (i) a reorganization (other than a subdivision, combination or reclassification of shares otherwise provided for herein), (ii) a merger or consolidation of the Corporation with or into another corporation in which the Corporation is not the surviving entity, or a reverse triangular merger in which the Corporation is the surviving entity but the shares of the Corporation's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, (iii) an offering of Common Shares or any other securities pro rata among its shareholders, or (iv) a sale or transfer of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holders of Series B Exchangeable Convertible Preference Shares shall thereafter be entitled to receive upon redemption or conversion, as the case may be, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that holders of the Series B Exchangeable Convertible Preference Shares would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if each such share had been redeemed or converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 7.

      (H) If the Common Shares issuable upon the redemption or conversion of the Series B Exchangeable Convertible Preference Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 7(F) above or a merger or other reorganization referred to in Section 7(G) above), the Redemption Price or Conversion Price, as the case may be, then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B

Exchangeable Convertible Preference Shares shall be convertible into, in lieu of the number of Common Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of Common Shares that would have been subject to receipt by the holders upon the redemption or conversion of the Series B Exchangeable Convertible Preference Shares immediately before that change.

      (I) Upon the occurrence of each adjustment or readjustment of the Redemption Price or Conversion Price pursuant to this Section 7, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Exchangeable Convertible Preference Shares a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Exchangeable Convertible Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Redemption Price and the Conversion Price at the time in effect, and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon conversion.

8. Amendment of Articles of Incorporation.

   In addition to any other requirements under applicable law, the Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Exchangeable Convertible Preference Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series B Exchangeable Convertible Preference Shares, voting separately as a series. In any such vote, each holder of Series B Exchangeable Convertible Preference Shares shall be entitled to one (1) vote for each such share held.

9. Fractional Shares.

   Unless otherwise provided in these Articles, Series B Exchangeable Convertible Preference Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Exchangeable Convertible Preference Shares.

10. Notices.

   Any notice, request, cheque or other communication required or permitted to be given to any holder of Series B Exchangeable Convertible Preference Shares shall be sent by courier or delivered to such holder at his address as it appears on the records of the Corporation or, in the event of the address of any such shareholder not so appearing, to the last known address of such holder. The accidental failure to give notice to one or more of such shareholders shall not affect the validity of any action requiring the giving of notice by the Corporation. Any notice given as aforesaid shall be deemed to be given on the date upon which it was mailed or delivered.

            5. The name and mailing address of each incorporator is as follows:

                  NAME                         MAILING ADDRESS
                  ----                         ---------------
                Charles A. Laverty           3050 Redhill Avenue

                        Costa Mesa, California 92626

            6. The board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

            7. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

            8. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of stockholders, of the Corporation as the case may be, and also on the Corporation.

            9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            10. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article 10 does not affect the availability of equitable remedies for breach of fiduciary duties.

          I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hand this 21st day of July 1995.

                                          CHARLES A LAVERTY
                                    ------------------------------
                                    Charles A. Laverty

                          CERTIFICATE OF DOMESTICATION

      The undersigned, Charles A. Laverty, Chief Executive Officer, of Davstar Industries Ltd., presently a corporation organized and existing under the laws of the Province of Ontario but which is domesticating to Delaware and changing its name to "UroHealth Systems, Inc." (the "Corporation"), DOES HEREBY CERTIFY:

      1. The Corporation was first incorporated on August 28, 1985 under the Business Corporations Act, 1982 (Ontario, Canada).

      2. The name of the Corporation immediately prior to the filing of this Certificate of Domestication with the Secretary of State of the State of Delaware was Davstar Industries Ltd.

      3. The name of the Corporation as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is "UroHealth Systems, Inc."

      4. The principal place of business of the Corporation immediately prior to the filing of this Certificate of Domestication was 3050 Redhill Avenue, Costa Mesa, California 92626.

      5. A Certificate of Incorporation of UroHealth Systems, Inc. is being filed with the Secretary of State of the State of Delaware contemporaneously with the filing of this Certificate of Domestication.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by Charles A. Laverty, its Chief Executive Officer, on this 21st day of July, 1995.



                                          By:  /s/ CHARLES A. LAVERTY
                                               ---------------------------------
                                               Charles A. Laverty
                                               Chief Executive Officer

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             UROHEALTH SYSTEMS, INC.


      (Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

      UroHealth Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies to the following:

      FIRST: That the first paragraph of Article 4 of the Certificate of Incorporation of the Corporation be, and hereby is, amended to read in its entirety as follows:

            The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000), consisting of Twenty Million (20,000,000) shares of Common Stock with a par value of one-tenth of one cent ($.001) per share and Five Million (5,000,000) shares of Preferred Stock with a par value of one-tenth of one cent ($.001) per share. The Preferred Stock may be issued in one or more series, and the Board of Directors is expressly authorized
      (i) to fix the designations, powers, preferences, rights, including voting rights, qualifications, limitations and restrictions with respect to any series of Preferred Stock and (ii) to specify the number of shares of any series of Preferred Stock.

      SECOND: The following new paragraph shall be inserted immediately following the first paragraph of Article 4 as amended and restated above:

            On the effective date of this amendment to the Certificate of Incorporation (the "Effective Date"), the Common Stock of the Corporation will be combined on a one-for-three basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reconstituted as one-third of a share of Common Stock (the "Reverse Split"). No fractional shares will be issued by the Corporation as a result of the Reverse Split. In lieu thereof, each stockholder whose shares of Common Stock are not evenly divisible by three will receive cash in lieu of fractional shares.

      THIRD: That the foregoing amendment to Article 4 of the Certificate of Incorporation and resolutions pertaining thereto were duly adopted by the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the foregoing amendment to Article 4 of the Certificate of Incorporation was duly adopted and approved by the stockholders of the Corporation entitled to vote thereon, in accordance with the provisions of the Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this instrument has been executed for, on behalf of, and in the name of the Corporation by its officers thereunto duly authorized on December 29, 1995.

                                          UROHEALTH SYSTEMS, INC.


                                          By:        JAMES L. JOHNSON
                                             -----------------------------------



ATTEST:


By:       KEVIN M. HIGGINS
   ------------------------------

                           CERTIFICATE OF DESIGNATION
                                       OF
                             UROHEALTH SYSTEMS, INC.

      The undersigned officers of UROHEALTH Systems, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), do hereby certify that, pursuant to authority conferred by the Certificate of Incorporation of the Corporation, as amended to date, and pursuant to the provisions of Section 151(g) of the General Corporation Law, the Board of Directors (the "Board") of the Corporation, at a meeting duly called and held on May 8, 1996, adopted the following resolution providing for certain powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of certain shares of Series C Convertible Preferred Stock, $.001 par value:

      "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Certificate of Incorporation, a series of the preferred stock, par value $.001 per share (the "Series C Preferred Stock"), of the Corporation is hereby created as the Series C Convertible Preferred Stock, and the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

                                 DESIGNATION OF
                      SERIES C CONVERTIBLE PREFERRED STOCK

      DESIGNATION OF AMOUNT; RANKING.

      The issuance of Ten Thousand (10,000) shares of the Series C Preferred Stock is hereby authorized. The Series C Preferred Stock shall rank senior to all other classes and series of equity securities of the Corporation (collectively, the "Junior Stock") with respect to dividend rights, rights of redemption, rights of conversion and rights of Liquidation (as hereinafter defined).

      DEFINITIONS.

      As used herein, the following terms shall have the following meanings:

      "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with control consisting of the power, by stock ownership, contract right or otherwise, to direct or control the management of a Person.

      "BOARD" shall mean the Board of Directors of the Corporation.

      "CHANGE OF CONTROL" shall have the meaning ascribed thereto in the Indenture.

      "CLOSING PRICE" shall mean on any Trading Day, the last reported sales price regular way on each Trading Day or, in the case no such reported sales took place on such Trading Day, the last reported bid price regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if, the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the last reported sale price, or if there is no such sale price, the last reported bid price, as reported by the National Association of Securities Dealers Automated Quotations System on such Trading Day.

      "COMMON STOCK" shall mean the Common Stock, $.001 par value of, the Corporation.

      "COMMON STOCK DEEMED OUTSTANDING" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to clause
(iv) of Section 7(e).

      "DEBENTURES" shall mean the 8.75% Convertible Subordinated Debentures due 2006 issued pursuant to the Indenture.

      "DIVIDEND PAYMENT DATE" shall mean March 31, June 30, September 30 and December 31 of each year and any other date upon which any payment on Liquidation or by way of redemption is made on the Series C Preferred Stock and the date of any exchange pursuant to Section 8.

      "DIVIDEND RATE" shall mean 8.75% per annum.

      "ESPP STOCK" shall mean Common Stock purchased by employees of the Corporation pursuant to the Employee Stock Purchase Plan, effective as of April 1, 1996.

      "EXCLUDED SECURITIES" shall mean:

      shares of Common Stock issued upon exercise of the Management Options or other options or warrants outstanding on the Original Issuance Date including warrants issued pursuant to the terms of the Warrant Agreement dated as of the date hereof between the Corporation and the Warrant Agent (as defined therein);

      shares of ESPP Stock provided that the number of shares of ESPP Stock deemed to be Excluded Securities shall not exceed 500,000;

      the Reserve Shares; and

      shares of Common Stock issued as a stock dividend of upon any stock split or other subdivision or combination of the Common Stock.

      "INDENTURE" shall mean the Indenture dated the Original Issuance Date for the 8.75% Convertible Subordinated Debentures of the Corporation.

      "ISSUANCE DATE" shall mean, with respect to each share of Series C Preferred Stock, the date upon which such share was originally issued.

      "JUNIOR STOCK" shall mean, with respect to the Series C Preferred Stock, all other classes and series of equity securities of the Corporation now existing or hereafter created, including, without limitation, the Series A Junior Participating Preferred Stock, Series B Exchangeable Convertible Preferred Stock and Common Stock.

      "LIQUIDATION" shall mean any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

      "MANAGEMENT OPTIONS" shall have the meaning ascribed thereto in the Securities Purchase Agreement.

      "MARKET PRICE" of any security means on any day the average of the closing prices of such security's sales on all securities exchanges on which such security may be listed on such day, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on such day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on such day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair market value thereof as jointly determined by the Corporation and the Requisite Holders.

      "ORIGINAL ISSUANCE DATE" shall mean May 9, 1996.

      "ORIGINAL ISSUANCE PRICE" shall mean $100 per share of Series C Preferred Stock.

      "PERSON" shall mean an individual, partnership, joint venture, corporation, limited liability company, a trust, and any other entity and a government or any department or agency thereof.

      "PREFERRED ACCRUED DIVIDENDS" shall mean, with respect to each share of Series C Preferred Stock, any dividends or distributions required to be paid on such share of Series C Preferred Stock which remain unpaid at such time.

      "PREFERRED LIQUIDATION PREFERENCE" shall mean, at any point in time and with respect to each share of Series C Preferred Stock, an amount per share equal to the Original Issuance Price, plus the amount of any Preferred Accrued Dividends on such share of Series C Preferred Stock, through the date in question.

      "REQUISITE HOLDERS" shall mean, at any time, Persons holding a majority of the shares of Series C Preferred Stock outstanding at such time.

      "RESERVE SHARES" shall have the meaning ascribed thereto in the Securities Purchase Agreement.

      "SERIES A PREFERRED SHARES" shall have the meaning ascribed thereto in the Securities Purchase Agreement.

      "SERIES B PREFERRED SHARES" shall have the meaning ascribed thereto in the Securities Purchase Agreement.

      "SECURITIES PURCHASE AGREEMENT" shall mean the Securities Purchase Agreement dated as of May 3, 1996, among the Corporation and the Investors (as defined therein).

      "SUBSIDIARY" shall have the meaning ascribed thereto in the Securities Purchase Agreement.

      "TRADING DAY" shall mean each day that the principal stock exchange or market system upon which the Common Stock is traded shall be open for trading.

      "VOTING DATE" shall have the meaning ascribed thereto in the Indenture.

      DIVIDENDS.

      The Corporation shall pay cash dividends on each share of Series C Preferred Stock on each Dividend Payment Date, at an amount per share equal to the Dividend Rate times the average balance of the Preferred Liquidation Preference from the last Dividend Payment Date (or, in the case of shares issued after the last Dividend Payment Date, the Issuance Date for such shares) to the Dividend Payment Date in question. Dividends on the Series C Preferred Stock for any period other than a full dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. All unpaid dividends hereunder shall, if not paid in cash as provided herein, accrue and cumulate and shall increase the Preferred Liquidation Preference from the applicable Dividend Payment Date.

      Unless all dividends on all outstanding shares of the Series C Preferred Stock shall have been paid or declared and set aside for payment, no dividend shall be declared, paid or set apart for payment or any other distribution (whether in cash or obligations of the Corporation or other properties) made upon any Junior Stock.

      Dividends shall be paid in accordance with this Section 3 to the holders of record of Series C Preferred Stock as they appear on the stock ledger of the Corporation on the Dividend Payment Date.

      In addition to the dividends set forth in paragraph (a) above, in the event that the Corporation shall pay a cash dividend on shares of Common Stock, the holder of each share of Series C Preferred Stock shall be entitled to receive a cash dividend, simultaneously with and in an amount equal to the amounts paid to the holder of each share of Common Stock; provided, however, that for the purpose of calculating the amounts due per share of Series C Preferred Stock under this paragraph (d), each share of Series C Preferred Stock shall be deemed to be that number of shares of Common Stock into which such share of Series C Preferred Stock was convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such dividends.

      In addition to the dividends set forth in paragraphs (a) and (d) above, in the event that the Corporation shall pay a non-cash dividend or distribution upon its Junior Stock including, without limitation, any distribution of capital stock (other than Junior Stock) of the Corporation, stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, other assets or options or rights, the holders of Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series C Preferred Stock were convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

      LIQUIDATION.

      In the event of any Liquidation, the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

      The holder of each share of Series C Preferred Stock which is not converted into Common Stock on or prior to the Liquidation, shall be entitled to receive, prior and in preference to any distribution to any holder of any share of Junior Stock, for each share of Series C Preferred Stock, an amount equal to the Preferred Liquidation Preference for such share of Series C Preferred Stock. If the assets of the Corporation available for distribution to the holders of Series C Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth in this subsection (i), then the holders of Series C Preferred Stock shall share ratably in any distribution of the assets of the Corporation based on the respective amounts which would be payable to them in respect of the shares held by them upon such distribution pursuant to this subsection (i) if all amounts payable on or with respect to such shares were paid in full.

      After all distributions pursuant to subsection (i) above have been made, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of shares of Junior Stock pursuant to the Corporation's Certificate of Incorporation.

      The Corporation shall mail a written notice of the Liquidation to each holder of record of shares of Series C Preferred Stock, at his or its post office address last shown on the records of the Corporation, not less than 30 days prior to the date on which the Liquidation is to be consummated (the "Liquidation Date"). Anything contained herein to the contrary notwithstanding, the holders of Series C Preferred Stock shall have the right, exercisable at any time up to the Liquidation Date, to convert all or any part of such shares into shares of Common Stock subject to and in accordance with Section 7 hereof.

      REDEMPTION.

      The Corporation may redeem all (but not part) of the Series C Preferred Stock then outstanding (i) on or after the second anniversary of the Original Issuance Date and prior to the third anniversary of the Original Issuance Date if for the 60 consecutive Trading Days prior to the delivery of a Redemption Notice (as defined below) the average Closing Price for the Common Stock shall have exceeded $22.00 and (ii) at any time on or after the third anniversary of the Original Issuance Date; provided, however, that the Corporation may not redeem any shares of Series C Preferred Stock hereunder at any time while any Convertible Debentures (as defined in the Securities Purchase Agreement) shall be outstanding. The date established for any such redemption pursuant to this
Section 5(a) is referred to herein as the "Voluntary Redemption Date".

      If a Change of Control shall occur or shall be proposed, the Corporation shall give written notice of such Change of Control, describing in reasonable detail the terms thereof, to each holder of the Series C Preferred Stock not more than 45 days nor less than 30 days prior to the consummation thereof. The Requisite Holders may require the Corporation to redeem all or any portion of the Series C Preferred Stock owned by such holders at a price per share equal to the Redemption Price by giving written notice to the Corporation of such election within 20 days after receipt of such notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Series C Preferred Stock (but in any event within 10 days prior to the consummation of the Change of Control), and each such holder shall have until 10 days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Series C Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares specified therein upon the consummation of such Change of Control. If any proposed Change of Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded. Any redemption pursuant to this Section 5(b) shall be made on the date the Change of Control is consummated. Such date is referred to herein as the "Mandatory Redemption Date"; and the Mandatory Redemption Date and the Voluntary Redemption Date are referred to herein, collectively, as the "Redemption Dates" and each, individually, as a "Redemption Date".

      At least 30 days but not more than 60 days prior to a Voluntary Redemption Date, the Corporation shall provide written notice of such redemption (a "Voluntary Redemption Notice") to each holder of Series C Preferred Stock indicating (i) that the Corporation shall redeem all shares of Series C Preferred Stock on such Voluntary Redemption Date and (ii) the Redemption Price. Such notice shall call upon such holder to surrender to the Corporation on the Voluntary Redemption Date or otherwise pursuant to Section 5(f), at the place or places designated in such notice, the certificate or certificates representing the shares of Series C Preferred Stock to be redeemed. Each such surrendered certificate shall be canceled.

      The redemption price (the "Redemption Price") at which each share of Series C Preferred Stock is to be redeemed by the Corporation on the Redemption Date shall be equal to (i) 105% of the Original Issuance Price, plus all Preferred Accrued Dividends on such share of Series C Preferred Stock, if such redemption is made pursuant to Section 5(b) and (ii) the percentage of the Original Issuance Price specified below for the period during which such redemption occurs, plus all Preferred Accrued Dividends on such share of Series C Preferred Stock, if such redemption is made pursuant to Section 5(a):

                      Prior to 5/9/2000                        105%

                      On or after 5/9/2000 and
                prior to 5/9/2001
                                                               104%

                      On or after 5/9/2001 and
                prior to 5/9/2002
                                                               103%

                      On or after 5/9/2002 and
                prior to 5/9/2003
                                                               102%

                      On or after 5/9/2003 and
                prior to 5/9/2004
                                                               101%

                      Thereafter                               100%

      After any Redemption Date (unless default shall be made by the Corporation in the payment of the applicable Redemption Price, in which event such rights shall be exercisable until such default is cured), all rights in respect of the shares of Series C Preferred Stock, except the right to receive the applicable Redemption Price, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

      Any communication or notice relating to redemption given pursuant to this
Section 5 shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the holders of record of shares of Series C Preferred Stock, at their respective addresses as the same shall appear on the books of the Corporation, or to the Corporation at the address of its principal, or registered office, as the case may be. At any time on or after the Redemption Date, the holders of record of shares of Series C Preferred Stock being redeemed on such Redemption Date in accordance with this Section 5 shall be entitled to receive the applicable Redemption Price upon actual delivery to the Corporation or its agents of the certificates representing the shares to be redeemed.

      Anything contained herein to the contrary notwithstanding, the holders of shares of Series C Preferred Stock shall have the right, exercisable at any time up to the close of business on the Redemption Date, to convert all or any part of shares of Series C Preferred Stock into shares of Common Stock subject to and in accordance with Section 7 hereof.

      VOTING.

      In addition to the rights hereinafter specified in this Section 6 and any other rights provided by law or the By-laws of the Corporation, each share of Series C Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal 50 times the number of shares of Common Stock (rounded to the nearest whole number) into which such share of Series C Preferred Stock is then convertible as provided in Section 7 hereof, and shall further entitle the holder thereof to vote on all matters as to which holders of Common Stock shall be entitled to vote (with the number of votes specified in this Section 6(a)), together with such holders of Common Stock as one class and in the same manner and with the same effect as such holders of Common Stock.

      The Corporation shall not, and shall not permit any subsidiary to, without the affirmative consent or approval of the Requisite Holders, given by written consent in lieu of meeting or by vote at a meeting called for such purpose for which notice shall have been given to the holders of Series C Preferred Stock in the manner provided by law:

      in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock (other than Excluded Securities) or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, pari passu with or is senior to the Series C Preferred Stock or which in any manner adversely affects the holders of the Series C Preferred Stock;

      in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series C Preferred Stock;

      reclassify the shares of any class or series of Junior Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, senior to or on a parity with the Series C Preferred Stock, or (B) which in any manner adversely affects the rights of the holders of Series C Preferred Stock in their capacity as such;

      take any action to cause any amendment, alteration or repeal of any of the provisions of (A) the Certificate of Incorporation or (B) the By-laws, if such amendment, alteration or repeal would have an adverse effect on the rights of the holders of the Series C Preferred Stock; or

      redeem, purchase or otherwise acquire for any consideration any Junior Stock (or any moneys be paid or otherwise made available for a sinking fund for the redemption of any shares of any such stock).

      In addition to the rights specified in paragraphs (a) and (b) of this
Section 6, the Requisite Holders shall at all times have the special and exclusive right to elect two directors to the Board.

      In any election of directors by the Series C Preferred Stock pursuant to
Section 6(c), each holder of Series C Preferred Stock shall be entitled to one vote for each share of Series C Preferred Stock held. The Corporation shall take all actions necessary to effectuate the terms and provisions of Section 6(c). The special and exclusive voting rights of the holders of the Series C Preferred Stock, voting separately as one class, contained in Section 6(c) may be exercised either at a special meeting of the holders of the Series C Preferred Stock called as provided below, or at any annual or special meeting of the shareholders of the Corporation, or by written consent of such holders in lieu of a meeting. The directors to be elected pursuant to Section 6(c) shall serve for terms extending from the date of their election and qualification until their successors shall have been elected and qualified.

      If at any time any directorship to be filled by the holders of the Series C Preferred Stock pursuant to Section 6(c) has been vacant for a period of 10 days, the Secretary of the Corporation shall, upon the written request of any holder of Series C Preferred Stock, call a special meeting of the holders of the Series C Preferred Stock for the purpose of electing a director or directors to fill such vacancy or vacancies. Such meeting shall be held at the earliest practicable date, and at such place, as is specified in or determined in accordance with the By-laws of the Corporation. If such meeting shall not be called by the Secretary of the Corporation within 10 days after personal service of such written request on him or her, then any holder of Series C Preferred Stock may designate in writing one of their members to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held at such place as specified in such notice. Any holder of Series C Preferred Stock so designated shall have access to the stock books of the Corporation relating to Series C Preferred Stock for the purpose of calling a meeting of the stockholders pursuant to these provisions.

      At any meeting held for the purpose of electing directors as provided in
Section 6(c), the presence, in person or by proxy, of the holders of record of shares representing at least a majority of the voting power of the Series C Preferred Stock then outstanding shall be required to constitute a quorum of the Series C Preferred Stock for such election. A vacancy in the directorships to be elected by the holders of the Series C Preferred Stock pursuant to Section 6(c) may be filled only by vote or written consent in lieu of a meeting of the Requisite Holders.

      OPTIONAL CONVERSION.

      The holder of any shares of the Series C Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any of such shares into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the quotient obtained by dividing (A) the Original Issuance Price for such Series C Preferred Stock multiplied by the number of shares of the Series C Preferred Stock being converted by (B) the Series C Preferred Conversion Price (as defined below), as last adjusted and then in effect, for the shares of the Series C Preferred Stock being converted, by surrender of the certificates representing the shares of Series C Preferred Stock so to be converted in the manner provided in Section 7(b) hereof. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series C Preferred Stock (the "Series C Preferred Conversion Price") shall initially be $11.00 per share; provided, however, that the Series C Preferred Conversion Price shall be subject to adjustment as set forth in Sections 7(d) and 7(f) hereof. The holder of any shares of Series C Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to payment of any dividends due on such shares of Series C Preferred Stock on the date of such conversion.

      The holder of any shares of Series C Preferred Stock may exercise the conversion right pursuant to Section 7(a) hereof as to one or more shares thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series C Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (the "Conversion Date"). As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in
Section 7(c) hereof. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a Common Stock holder of record on the next succeeding date on which the transfer books are open, but the respective Series C Preferred Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the series of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series C Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

      No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series C Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then fair market value, as determined in good faith by the Board, of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

      If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided in Section 7(e)), other than Excluded Securities, without consideration or for a consideration per share less than the then Market Price, then the Series C Preferred Conversion Price shall forthwith (except as provided in this Section 7(d)) be reduced to the result obtained by multiplying the then existing Series C Conversion Price by a fraction the numerator of which is (x) the sum of (1) the number of shares of Common Stock Deemed Outstanding on a fully diluted basis immediately prior to such issue or sale multiplied by the Market Price per share of Common Stock immediately prior to such issue or sale plus (2) the aggregate consideration received by the Corporation upon such issue or sale, divided by (y) the total number of shares of Common Stock Deemed Outstanding on a fully diluted basis immediately after (and including) such issue or sale, and the denominator of which shall be the Market Price per share of Common Stock immediately prior to such issue or sale.

      For the purposes of any adjustment of the Series C Preferred Conversion Price pursuant to Section 7(d), the following provisions shall be applicable:

      In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

      In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board, irrespective of any accounting treatment.

      In the case of the issuance of Common Stock without consideration, the consideration shall be deemed to be $.001 per share.

      In the case of the issuance of (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

      the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (i), (ii) and (iii) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

      the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (i), (ii) and (iii) above);

      on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the anti-dilution provisions thereof, the Series C Preferred Conversion Price shall forthwith be readjusted to such Series C Preferred Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

      on the expiration of all such options or rights, the termination of all such rights to convert or exchange or the expiration of all options or rights related to such convertible or exchangeable securities in each case having been issued by the Corporation for the same consideration (as determined pursuant to subdivision (i), (ii) and (iii) above), the Series C Preferred Conversion Price shall forthwith be readjusted to such Series C Preferred Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

      The Series C Preferred Conversion Price shall be adjusted pursuant to this
Section 7(f), as provided below:

      If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series C Preferred Stock Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be increased in proportion to such increase in outstanding shares.

      If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Common Stock, then, following the record date for such combination, the Series C Preferred Stock Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

      In case, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Series C Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such share of Series C Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition and the Series C Preferred Stock Conversion Price shall, if required, be appropriately adjusted to effect the foregoing. The provisions of this Section 7 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

      (i) All calculations under Sections 7(e) and (f) shall be made to the nearest one tenth (1/10) of a cent or to the nearest one tenth (1/10) of a share, as the case may be.

      (ii) In any case in which the provisions of this Section 7 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series C Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to
Section 7(c); provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

      Whenever the Series C Preferred Stock Conversion Price shall be adjusted as provided in this Section 7, the Corporation shall forthwith file, at the office of Corporation or any transfer agent designated by the Corporation for the Series C Preferred Stock, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the Series C Preferred Stock Conversion Price then in effect. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series C Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 7.

      In the event the Corporation shall propose to take any action of the types described in

Section 7(f), the Corporation shall give notice to each holder of shares of Series C Preferred Stock, in the manner set forth in Section 7(h), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series C Preferred Stock Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series C Preferred Stock.

      The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series C Preferred Stock.

      The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series C Preferred Stock.

      All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

      If any event occurs of the type contemplated by the provisions of this
Section 7 but not expressly provided for by such provisions (including, but without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Series C Conversion Price so as to protect the rights of the holders of Series C Preferred Stock; provided that no such adjustment shall increase the Series C Conversion Price as otherwise determined pursuant to this Section 7 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series C Preferred Stock.

      EXCHANGE.

      As soon as practicable following the Voting Date, all shares of the Series C Preferred Stock then outstanding shall be exchanged for the Corporation's 8.75% Convertible Subordinated Debentures (the "Debentures"), which Debentures shall be issued pursuant to the Indenture; provided, however, that on the date of exchange, (i) there shall be no dividend arrearages (including the dividend payable on the date of exchange) on the shares of the Series C Preferred Stock and (ii) all of the conditions for the authentication of the Debentures shall have been satisfied. Holders of outstanding shares of the Series C Preferred Stock will be entitled to receive $100 principal amount of Debentures in exchange for each share of the Series C Preferred Stock held by them at the time of exchange. In the event that such exchange would result in the issuance of a Debenture to a holder of the Series C Preferred Stock in a principal amount which is not a multiple of $10, at the option of the Corporation, the difference between such principal amount and the highest multiple of $10 which is less than such principal amount shall be paid to such holder in cash.

      The Corporation will mail to each holder of record of shares of the Series C Preferred Stock written notice (the "Exchange Notice") of the exchange not less than 10 nor more than 20 days prior to the date fixed for the exchange (the "Exchange Date"). Each Exchange Notice shall state (i) the Exchange Date, (ii) the place or places where certificates for such shares of the Series C Preferred Stock are to be surrendered for exchange into Debentures and (iii) a statement that dividends will cease to accrue on the Exchange Date. The Corporation will cause the Debentures to be authenticated on the Exchange Date and the Corporation will pay interest on the Debentures at the rate and on the dates specified in the Indenture from the Exchange Date.

      If the Exchange Notice has been mailed as aforesaid, and if the Corporation has satisfied all of the terms and conditions of this Section 8 and issued the Debentures in accordance with the terms hereof on the Exchange Date, from and after the Exchange Date (unless default shall be made by the Corporation in issuing Debentures in exchange for, or in making the final dividend payment on, the outstanding shares of the Series C Preferred Stock on the Exchange Date), dividends on the shares of the Series C Preferred Stock shall cease to accrue, such shares shall no longer be deemed to be issued and outstanding for any purpose, and all rights of the holders of shares of the Series C Preferred Stock including the voting rights thereon (except the right to receive from the Corporation the Debentures) shall cease and terminate. Upon surrender in accordance with the Exchange Notice of the certificates for any shares of the Series C Preferred Stock (properly endorsed or assigned for transfer, if the Corporation shall so require and the Exchange Notice shall so state), such shares shall be exchanged by the Corporation into Debentures as aforesaid.

                                    * * * * *

      IN WITNESS WHEREOF, UROHEALTH Systems, Inc. has caused this Certificate of Designation to be duly executed by its Vice President and attested by its Secretary as of the 8th day of May, 1996.

By:    JAMES L. JOHNSON
   --------------------------------
   Name:  James L. Johnson
   Title: Vice President and
            Chief Financial Officer


ATTEST:


By:     KEVIN M. HIGGINS
   --------------------------------
   Name:   Kevin M. Higgins
   Title:  Secretary

                            Certificate of Amendment
                                       of
                          Certificate of Incorporation
                                       of
                             UROHEALTH Systems, Inc.


      Urohealth Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST: That resolutions of the Board of Directors of Urohealth Systems, Inc. were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and authorizing the officers of the Corporation to present the proposed amendment to the stockholders of the Corporation for their consideration. The resolution setting forth the proposed amendment is set forth below.

      NOW, THEREFORE, BE IT RESOLVED, that, subject to stockholder approval, at such time as the Chief Executive Officer, President, Secretary or Assistant Secretary of this Corporation may direct, the Certificate of Incorporation of this Corporation be amended by changing the first paragraph of Article 4 so that it reads in its entirety as follows:

            The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock with a par value of one-tenth of one cent ($.001) per share and Five Million (5,000,000) shares of Preferred Stock with a par value of one-tenth of one cent ($.001) per share. The Preferred Stock may be issued in one or more series, and the Board of Directors is expressly authorized
      (i) to fix the designations, powers, preferences, rights, including voting rights, qualifications, limitations and restrictions with respect to any series of Preferred Stock and (ii) to specify the number of shares of any series of Preferred Stock.

     SECOND: That thereafter, pursuant to resolutions of the Board of Directors, the proposed amendment was presented to the stockholders of the Corporation and the stockholders of the Corporation approved the proposed amendment of the Certificate of Incorporation at the Corporation's 1996 Annual Meeting of Stockholders with the necessary number of shares as required by statute being voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Charles A. Laverty, its Chief Executive Officer, and Kevin M. Higgins, its Secretary, this 9th day of August, 1996

                                    By: /s/ CHARLES A. LAVERTY
                                       ------------------------------------
                                       Charles A. Laverty, Chief Executive
                                       Officer


                                    Attest: /s/ KEVIN M. HIGGINS__
                                           --------------------------------
                                           Kevin M. Higgins, Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATION OF INCORPORATION

                                      ****

      UROHEALTH SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

      FIRST: That, at a meeting of the Board of Directors of UROHEALTH SYSTEMS, INC., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring the said amendment to be advisable and directing that the proposed amendment be submitted for approval of the stockholders of the Corporation at the 1996 Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that this Board declares that it is advisable to amend the Certificate of Incorporation of the Corporation to entitle the holders of the Corporation's 8.75% Convertible Subordinated Debentures due 2006 (the "Debentures") that may be issued from time to time to vote on all matters submitted to a vote of the stockholders of the Corporation and hereby adopts the amendment to its Certificate of Incorporation by inserting the following at the end of Article Fourth:


                                VOTING DEBENTURES

            The holders of the Corporation's 8.75% Convertible Subordinated Debentures due 2006 (the "Debentures") which may be issued from time to time by the Corporation, shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of Common Stock (and of any other shares of capital stock of the Corporation entitled to vote at a meeting of stockholders) as one class. Each Debenture shall be entitled to a number of votes equal to the number of votes represented by the Common Stock of the Corporation that could then be acquired upon conversion of the Debenture into Common Stock, subject to adjustments as provided in the Debentures. In addition, the holders of the Debentures shall be entitled to the other voting rights specified in
          Article XIV of the Indenture, dated May 13, 1996, between the Corporation and Bankers Trust Company, as trustee. Holders of the Debentures shall be deemed to be stockholders of the Corporation, and the Debentures shall be deemed to be shares of stock for the purpose of any provision of the Delaware General Corporation Law that requires the vote of stockholders as a prerequisite to any corporate action.

            FURTHER RESOLVED, that the Board of Directors hereby directs that such amendment be submitted for approval of the stockholders of the Corporation, in accordance with the requirements of the Certificate of Incorporation of the Corporation and Delaware law, at the 1996 Annual Meeting of Stockholders; and

            FURTHER RESOLVED, that the Chairman, the President, any Vice President, the Treasurer, and the Secretary of the Corporation be, and each of them acting alone hereby is, authorized to execute and deliver, for and in the name and on behalf of the Corporation, such instruments and documents and to do any and all such acts and things as he may in his sole discretion deem necessary or advisable fully to carry out the intents and purposes of the foregoing resolutions and the matters contemplated thereby, and the taking of any action by any such officer shall be conclusive evidence that he deems such action necessary or advisable; any and all acts which any such officer may do or perform in conformity with the authority conferred upon him by these resolutions being hereby ratified, confirmed and approved.

      SECOND: That, thereafter, pursuant to resolution of its Board of Directors, the 1996 Annual Meeting of Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of stock as required by statute, were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said UROHEALTH SYSTEMS, INC. has caused this certificate to be signed by Charles A. Laverty, its Chairman and Chief Executive Officer and attested by Kevin M. Higgins, its Secretary, this 9th day of August, 1996.

                                    UROHEALTH SYSTEMS, INC.

                                    By: /s/ CHARLES A. LAVERTY
                                       ----------------------------
                                            Charles A. Laverty
                                       Chairman and Chief Executive Officer

ATTEST:


/s/ KEVIN M. HIGGINS
----------------------
    Kevin M. Higgins
        Secretary